Exhibit 99.1

For:	CalavoGrowers, Inc. (Nasdaq-GS: CVGW)

Contact:	Lee E. Cole Chairman, President and CEO (805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

RECORD FISCAL 2013 THIRD QUARTER OPERATING RESULTS

Third Quarter 2013 Highlights Include:

•	Revenues, Net Income and Gross Margin Reach New All-Time Highs

•	Revenues Climb 27 Percent to $194.9 Million from $153.2 Million in Last Year’s Corresponding Quarter

•	Net Income Rises to $6.4 Million from $5.7 Million Last Year

•	Diluted EPS Registers $0.43 versus $0.38 in Fiscal 2012 Third Quarter; EPS Excluding RFG Contingent Consideration ($0.02) and FreshRealm Investment ($0.03) Reaches $0.48

•	Avocado Unit Volume Rises 21 Percent; RFG Fresh Food Revenues Up 24 Percent; Calavo Foods Revenues Rise 18 Percent Versus 2012 Third Quarter

•	FreshRealm Technology and Business Platform Nears Beta Launch, Enables a New Way of Delivering Fresh Food

SANTA PAULA, Calif. (Sept. 5, 2013)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado industry leader and producer of ‘just in-time’ value-added fresh food, today reported that fiscal 2013 third-quarter revenues, gross margin and net income climbed to their highest single-period totals in company history. Double-digit sales increases in each of Calavo’s three principal business segments—Fresh products, Calavo Foods and Renaissance Food Group, LLC (RFG)—paced operating results.

For the three months ended July 31, 2013, net income rose 13 percent to $6.4 million, equal to $0.43 per diluted share (EPS), from $5.7 million, or $0.38 per diluted share in the prior year’s quarter. Results for the most recent quarter include approximately $1.1 million in pre-tax expenses associated with a contingent consideration charge related to the company’s RFG purchase and its investment in FreshRealm, LLC, which are discussed in detail below. These charges translate to about $0.05 per diluted share ($0.02 and $0.03 per diluted share associated with,

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Calavo Growers Announces Record Fiscal 2013 Third Quarter Results/2-2-2

respectively, RFG and FreshRealm) and had the impact of reducing diluted earnings per share from $0.48 in the fiscal 2013 third quarter. Revenues advanced to $194.9 million, a 27 percent increase from $153.2 million in the corresponding prior-year period.

Gross margin in the quarter expanded by $1.9 million, or 11.5 percent, to $18.1 million, or 9.3 percent of revenues, from $16.2 million, or 10.5 percent of revenues, in the third period of fiscal 2012. Income from operations reached $9.4 million, an 11 percent jump from $8.5 million during the prior year’s quarter.

Chairman, President and Chief Executive Officer Lee E. Cole stated: “We achieved excellent operating results during the quarter, with revenue growth accelerating both sequentially, as well as year over year. The principal factor—the company’s sharply higher fresh avocado volume, which expanded by nearly 700,000 units, or 21 percent, from the corresponding period last year—is in keeping with our stated goal of increasing market share in this rapidly expanding product category. Avocado consumption continues to grow at an impressive clip—popularity of the fruit is growing rapidly—and Calavo is intent on strengthening its industry leadership position along with it.

Cole said, “To put the company’s fresh avocado unit growth into perspective, Calavo’s 21 percent volume increase in the most-recent quarter outstrips the industry as a whole, which expanded 17 percent by comparison. The industry figures include Calavo’s formidable growth. Remove our company from the equation and industry expansion drops to 15.5 percent, making Calavo’s outstanding fresh avocado market-share growth rate and category leadership all the more impressive.

“We are also pleased with the continued progress made by RFG, which reflects expanded distribution to both new and existing customers, as well as successful new product initiatives targeted at the core growth area of where U.S. food consumers continue to head–more consumption of fresh food offerings. On the two year anniversary quarter of Calavo’s acquisition of RFG, the fresh food leader is making excellent incremental revenue and gross margin contribution to overall results.” Cole continued.

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“Finally, as expected and announced a year ago, Calavo Foods’ revenue growth has accelerated to nearly 20 percent from the third quarter last year, while we have continued to exercise a disciplined approach towards costs,” he said.

Cole concluded: “There is a transition sweeping throughout the entire country towards higher consumption of fresh and healthful foods. Through Calavo’s Fresh products, RFG, Calavo Foods and, in the near future, FreshRealm, the company is well-positioned to take advantage of this historic industry shift.”

Net income for the nine months ended July 31, 2013 increased to $11.3 million, or $0.76 per diluted share, from $10.9 million, equal to $0.74 per diluted share, in the initial three quarters last year. Fiscal year to date, Calavo has incurred pre-tax expense of $3.1 million, which includes $1.8 million pertaining to RFG contingent consideration and $1.3 million for investment in FreshRealm. For the initial nine months of fiscal 2013, this approximates $0.14 per diluted share ($0.08 per diluted share related to the RFG contingent consideration and $0.06 per share related to investment in FreshRealm). Excluding that expense, diluted earnings per share for the nine months of fiscal 2013 would be $0.90. Revenues grew by $91.2 million, or 22 percent, to $500.8 million from $409.6 million in the first nine months of fiscal 2012.

Nine-month gross margin was virtually unchanged at $42.7 million, or 8.5 percent of revenues, versus $42.8 million, or 10.4 percent of revenues, for the like quarters of fiscal 2012.

Calavo’s Fresh products business segment revenues rose 30 percent in the third quarter to $125.6 million from $96.7 million in the corresponding period of fiscal 2012. Segment sales growth is predominantly attributable to the aforementioned avocado unit-volume gains, with increased revenues from other fresh commodity produce items making an incremental top-line contribution, as well. Fresh products segment total unit volume expanded 27 percent in the most recent period to 4.7 million from 3.7 million in the fiscal 2012 third quarter. Gross margin in the Fresh products segment totaled $9.3 million, equal to 7.4 percent of segment sales, which compares with $9.0 million, or 9.3 percent of segment sales, in the corresponding quarter last year.

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In the RFG business segment, revenues for the most recent quarter surged 24 percent to $54.8 million from $44.1 million in last year’s third period. The company said that the continued top-line growth is reflective of the business unit’s “outstanding product innovation and ability to anticipate both customer needs and market trends, which is enabling RFG to expand relationships with both new and existing accounts.” RFG gross margin in the most-recent period totaled $4.1 million, equal to 7.5 percent of segment sales, which compares with $3.8 million, or 8.5 percent of segment sales, in the fiscal 2012 third quarter. Higher costs associated with RFG’s rapid revenue growth are the principal factor in the year-over-year decline in segment gross margin, which approximated 100 basis points.

Third-quarter revenues in the Calavo Foods business segment—primarily including the company’s prepared-avocado legacy products and Salsa Lisa—climbed to $14.5 million, an 18 percent increase from $12.4 million in the like period of fiscal 2012. Revenue growth is attributable primarily to expanding sales in the institutional food-service sector, which is having a beneficial impact on production-management efficiencies and, by extension, segment gross margin, according to Calavo. Calavo Foods’ gross margin advanced to $4.7 million, equal to 32.2 percent of segment sales, in the most recent quarter, which compares with $3.5 million, or 28.2 percent of segment sales in the fiscal 2012 third period—an improvement of about 400 basis points.

In the fiscal 2013 third quarter, selling, general and administrative (SG&A) expense totaled $8.7 million, or 4.5 percent of revenues, which compares with $7.8 million, or 5.1 percent of revenues, in the corresponding period last year. The year-over-year increase is principally attributable to company investment in its majority-owned FreshRealm, LLC subsidiary, which incurred start-up expenses during the third quarter of $710,000, equal to approximately $0.03 per diluted share. Additionally, Calavo also recorded accruals for contingent purchase consideration related to the company’s fiscal 2011 acquisition of RFG. Pursuant to the terms of the RFG transaction, Calavo performs a quarterly review of the related contingent-consideration liability account and revalues this contingent-consideration obligation to its estimated fair value. As a result of its

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most recent review, Calavo recorded a $357,000 performance-based, earn-out consideration expense, equal to about $0.02 per diluted share, during the fiscal 2013 third quarter, which is accounted for in SG&A.

Outlook

Calavo begins the final quarter of fiscal 2013 “in a strong position from operational, financial and strategic standpoints,” said CEO Cole.

“In the Fresh products segment, the company will continue to benefit as the market-share leader from the expanding available industry supply pegged to be at least 1.65 billion pounds this year,” Cole continued. “The larger year-over-year California avocado harvest and ample supplemental volumes available from Mexico have enabled us to sell about 2.5 million more cartons of fresh avocados in the first three quarters of fiscal 2013 versus the initial nine months last year—an increase of nearly 30 percent. By comparison, the avocado industry has expanded 19.6 percent year to date if our company is removed from results and 22.5 percent inclusive. Fresh avocado volume is expected to remain robust in the fourth quarter and will afford production efficiencies to our unit-driven packing operations.”

Cole said that Calavo Foods and RFG are anticipated to continue performing well, contributing solidly to the company’s revenue and profit. “Consider that when acquired by Calavo just over two years ago, RFG’s annualized sales were about $110 million. Based on the most recent quarter, RFG is tracking about twice that amount, validating our rationale for the transaction. In RFG, we have a formidable platform that combines an outstanding product-development capacity, just-in-time order fulfillment capability and innate ability to anticipate and meet customer needs. It’s a winning formula,” Cole said.

With respect to Calavo Foods, as anticipated, it is realizing the strong sales volume growth in the institutional food service sector and the ascending gross margin trend line we forecasted at the outset of the year, according to Cole. “The company is doing an enviable job of managing production costs,” he said.

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Cole said he is looking ahead to the launch of the FreshRealm product offering with “optimism and confidence,” adding that “FreshRealm is on schedule to begin a beta test program this fall with anticipated commercialization during the first half of calendar 2014. We will be making specific announcements about the market rollout strategy of the FreshRealm platform, but, in the meantime, I can say that we are nearing the completion of the first version of the FreshRealm platform. The platform includes a revolutionary shipping container, called the FreshRealm Vessel™, which will allow fresh, refrigerated food to be delivered directly to point of consumption in a manner never previously done, a technology system that connects all parts of the fresh food ecosystem efficiently and logically, and finally, a consumer experience centered around connecting people to fresh and healthy food.”

Cole continued: “We still have work to do, but based on where things stand today, I believe that the initial phases of the FreshRealm commercial launch can contribute an additional $50 to $100 million in new annual revenue for Calavo.

“Calavo is ideally positioned—both for now and the future—within our industry and with respect to broader health and eating trends unfolding around us. Avocado consumption is soaring and not a week goes by without coverage about this “super food” and its beneficial characteristics. The national dialogue regarding the benefits to life when one eats healthier—whether it is through decreasing obesity, diabetes and heart disease rates, or whether it is just a happy healthier life—put our fresh-food businesses and portfolio of products at the epicenter of healthful, nutritious eating and can play a part in reversing alarming trends and improving lives.

“At the Calavo level, our management team has built a strong and flexible strategic business model and we are focused on its continued disciplined execution. With the diverse range of revenue and profit engines driving our company, I anticipate completing another highly successful year and strengthening Calavo’s underpinnings for future growth,” Cole concluded.

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About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus, salsa and tortilla chips under the respected Calavo brand name. Calavo Foods’ wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2012. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 31,	October 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$5,927	$7,103
Accounts receivable, net of allowances of $3,601 (2013) and $3,221 (2012)	60,464	38,870
Inventories, net	31,590	22,948
Prepaid expenses and other current assets	8,784	7,190
Advances to suppliers	1,963	2,369
Income taxes receivable	1,519	2,762
Deferred income taxes	2,222	2,222

Total current assets	112,469	83,464
Property, plant, and equipment, net	51,798	50,562
Investment in Limoneira Company	38,789	38,841
Investment in unconsolidated entities	520	520
Goodwill	18,262	18,262
Other assets	13,186	16,242

	$235,024	$207,891

Liabilities and Shareholders’ equity
Current liabilities:
Payable to growers	$28,049	$8,475
Trade accounts payable	13,308	7,898
Accrued expenses	19,140	22,237
Short-term borrowings	25,980	20,170
Dividend payable	—	9,612
Current portion of long-term obligations	5,679	5,416

Total current liabilities	92,156	73,808
Long-term liabilities:
Long-term obligations, less current portion	8,843	13,039
Deferred income taxes	12,085	10,665

Total long-term liabilities	20,928	23,704
Commitments and contingencies
Noncontrolling interest	37	357
Total shareholders’ equity	121,903	110,022

	$235,024	$207,891

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended July 31,		Nine months ended July 31,
	2013	2012	2013	2012
Net sales	$194,943	$153,181	$500,778	$409,567
Cost of sales	176,865	136,968	458,040	366,757

Gross margin	18,078	16,213	42,738	42,810
Selling, general and administrative	8,706	7,758	25,717	22,870

Operating income	9,372	8,455	17,021	19,940
Interest expense	(293)	(300)	(862)	(909)
Other income, net	209	173	582	879

Income before provision for income taxes	9,288	8,328	16,741	19,910
Provision for income taxes	3,163	2,684	5,742	9,079

Net income	6,125	5,644	10,999	10,831
Add: Net loss attributable to noncontrolling interest	274	21	320	61

Net income attributable to Calavo Growers, Inc.	$6,399	$5,665	$11,319	$10,892

Calavo Growers, Inc.’s net income per share:
Basic	$0.43	$0.38	$0.77	$0.74

Diluted	$0.43	$0.38	$0.76	$0.74

Number of shares used in per share computation:
Basic	14,848	14,787	14,786	14,782

Diluted	14,870	14,806	14,807	14,800

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Three months ended July 31, 2013
Net sales	$125,634	$14,543	$54,766	$194,943
Cost of sales	116,363	9,860	50,642	176,865

Gross margin	$9,271	$4,683	$4,124	$18,078

Three months ended July 31, 2012
Net sales	$96,740	$12,367	$44,074	$153,181
Cost of sales	87,785	8,876	40,307	136,968

Gross margin	$8,955	$3,491	$3,767	$16,213

For the three months ended July 31, 2013 and 2012, inter-segment sales and cost of sales for Fresh products totaling $5.5 million and $3.5 million were eliminated. For the three months ended July 31, 2013 and 2012, inter-segment sales and cost of sales for Calavo Foods totaling $4.1 million and $2.6 million were eliminated.

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Nine months ended July 31, 2013
Net sales	$323,189	$38,677	$138,912	$500,778
Cost of sales	303,083	26,603	128,354	458,040

Gross margin	$20,106	$12,074	$10,558	$42,738

Nine months ended July 31, 2012
Net sales	$259,608	$34,848	$115,111	$409,567
Cost of sales	236,719	24,030	106,008	366,757

Gross margin	$22,889	$10,818	$9,103	$42,810

For the nine months ended July 31, 2013 and 2012, inter-segment sales and cost of sales for Fresh products totaling $24.1 million and $14.8 million were eliminated. For the nine months ended July 31, 2013 and 2012, inter-segment sales and cost of sales for Calavo Foods totaling $10.5 million and $8.4 million were eliminated.